Exhibit 10.20

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ROMEO

PRODUCT SUPPLY MASTER AGREEMENT

This ROMEO PRODUCT SUPPLY MASTER AGREEMENT (this “Agreement”) is entered into as of July 13, 2020 by and between Romeo Systems, Inc., a Delaware corporation (“Romeo”) and Lightning Systems, Inc. (“Purchaser”), with reference to the following facts:

A.	Romeo has developed and manufactures the Orion line of battery products described in Exhibit A.
B.	Purchaser desires to purchase such products from Romeo, and Romeo desires to supply such products to Purchaser, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definitions. The following terms shall have the meanings indicated.
(a)	“Affiliate” of any individual or entity means a Person that controls, is controlled by or is under common control with such individual or entity.
(b)	“Initial Term” has the meaning provided in Section 8.
(c)

“Minimum Volume Commitment” means, for each calendar year during the Initial Term, the number of Product Units specified in Exhibit A for such year, and for any Renewal Term, the number of Product Units determined pursuant to Section 8.

(d)	“Party” means a party to this Agreement.
(e)	“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental authority.
(f)	“PO” means a purchase order submitted by Purchaser to Romeo hereunder.
(g)	“Product” means, with respect to any PO accepted by Romeo pursuant to Section 3, the [*] pack ordered pursuant to such PO.
(h)	“Product Unit” means [*].
(i)

“Purchaser Authorized Product” means the vehicle, machine, device or other product that will be powered by the Product and into which the Product will be incorporated as specified in the applicable PO. All of Purchaser’s products that may be Purchaser Authorized Products are described in Exhibit B.

(j)	“Renewal Term” has the meaning provided in Section 8.
(k)	“Success Criteria” means the criteria described as such on Exhibit A.
(l)	“Term” means the Initial Term and any Renewal Term.
(m)	“Testing and Transition Plan” means the plan described in Exhibit A.
2.	Testing and Transition Plan.
(a)

Purchaser and Romeo shall collaboratively and jointly execute the Testing and Transition Plan to establish the suitability of the Products for the Purchaser Authorized Products. The Parties will each use all commercially reasonable efforts, in cooperation with one another, to complete the Testing and Transition Plan as expeditiously as is reasonable possible. Accordingly, if execution of the Testing and Transition Plan reveals any problems or concerns, the Parties shall collaboratively resolve such problems or concerns.

(b)

The Testing and Transition plan will be deemed to be successfully concluded when the Products being tested have satisfied the Success Criteria. Either Party may notify the other Party (the “Receiving Party”) in writing when it believes that the Testing and Transition Plan has successfully concluded (the “Completion Notice”). The Receiving Party shall promptly (and in any event within three (3) days) respond to the Completion Notice, which response shall (i) agree that the Testing and Transition Plan has successfully concluded (in which event, or in the event that the Receiving Party fails to respond within such three (3) day period, the Testing and Transition Plan shall be conclusively presumed to have been successfully concluded) or (ii) state that, in the Receiving Party’s opinion, the Testing and Transition Plan has not successfully concluded, which response shall specify in detail the reasons that the Receiving Party believes that the Testing and Transition Plan has not successfully concluded (in which event the Parties shall promptly collaborate in good faith to resolve their disagreement and successfully complete the Testing and Transition Plan in a manner that is satisfactory to both Parties, evaluating the results thereof reasonably and in good faith in accordance with the Success Criteria).

3.	Purchase Orders.
(a)

POs. Commencing upon successful completion of the Testing and Transition Plan, Purchaser shall order Products by issuing POs to Romeo in written form via email or other means of which Romeo notifies Purchaser in writing, all in accordance with the terms and conditions of this Agreement. The terms and conditions of every PO may be reviewed by Romeo for conformance to this Agreement (e.g. Product specifications, pricing, due dates within lead time, etc.). Within seven (7) business days after Purchaser submits any PO, Romeo shall accept or reject such PO by written notice to Purchaser via email or other means of communication of which Romeo notifies Purchaser in writing. For the avoidance of doubt, any PO that is rejected by Romeo due to non-conforming PO terms shall be corrected by Purchaser and resubmitted with accurate terms. Any PO that is not expressly accepted or rejected by written notice during such seven (7) business day period shall be deemed to have been rejected. Neither Party shall have any obligation under or with respect to any PO that is not accepted by Romeo. Accepted POs shall be binding on the Parties (and may not be cancelled or changed by either Party without the written consent of the other Party). Romeo shall not be deemed to violate any obligation hereunder (including, without limitation, under any PO) if it delivers any Products after the delivery date specified in the applicable PO, provided that Romeo provides Purchaser with prompt written notice of such delayed delivery date and uses commercially reasonable efforts to ship such Products as close to such scheduled delivery date as is reasonably practicable.

(b)

Form of PO. Each PO submitted by Purchaser shall (i) identify the Product ordered (by product number or other means specified by Romeo), (ii) the quantity ordered, (iii) the requested shipment date [*], (iv) the ship to address, (v) the price of each unit of Product and total amount due for the applicable order, and (vi) for each Product, the applicable Purchaser Authorized Product. No PO shall include any terms other than those referenced in this Section 3 and, if any PO does include any other terms, such terms shall be of no force or effect whatsoever.

(c)

Manufacture and Supply. During the Term, Romeo shall manufacture and supply to Purchaser the Products that are ordered by Purchaser pursuant to POs accepted by Romeo, and Purchaser shall purchase such Products, in each case subject to the terms and conditions of this Agreement. During the Term, Romeo will be the exclusive battery supplier to Purchaser for any products of the type listed on Exhibit B. Upon five (5) business days prior written notice to Purchaser, Romeo may audit Purchaser’s books and records to confirm its compliance with its obligations under this Section 3(c). Purchaser shall reimburse Romeo the reasonable cost of any audit that reports any violation of this Section 3(c).

(d)

Incoterms and Delivery. All deliveries shall be Ex Works Romeo’s facility, except to the extent otherwise specified in the applicable PO. The ship-to address for any Product purchased hereunder shall be in North America.

4.

Review and Acceptance. Purchaser shall promptly review any shipment received from Romeo and shall notify Romeo promptly (and in any event within five (5) business days of receipt of the shipment) of any failure of such shipment materially to conform to the applicable PO or the Specifications. Unless Purchaser timely provides notice of such a failure with respect to any delivery, such delivery shall be conclusively presumed to be accepted. If any shipment does fail to conform to the applicable PO or Specifications and Purchaser timely so notifies Romeo, Romeo shall make commercially reasonable efforts to cure such failure without undue delay (which cure may include a correction of any error in the Specifications). For avoidance of doubt, Purchaser shall accept any order delivered hereunder that materially conforms to the applicable PO and Specifications.

5.	Prices and Payment.
(a)	Price. The price at which Purchaser may purchase each Product hereunder shall be the amount specified in Exhibit B attached hereto.
(b)

Periodic Cost Review. In April and September of each year during the Term, Romeo and Purchaser shall jointly review the bill of materials for the Product (the “BOM”) to determine if the BOM has decreased or increased since the prior review. The BOM costs to be reviewed will include, without limitation, battery cells, pack enclosure, electrical components, plastic components, cold plate, and printed circuit board assemblies. [*]

(c)

Shortfall Payment. Beginning in 2022, if Purchaser purchases fewer Product Units than the Minimum Volume Commitment during any calendar year of this Agreement, Romeo may invoice Purchaser in an amount equal [*] . Purchaser will pay any invoice submitted pursuant to this Section 5(c) within [*] days of the date thereof.

(d)

Invoices. Purchaser will pay invoices submitted by Romeo for Products within thirty (30) days after the invoice date unless certain items require prepayment, which terms shall be agreed upon in advance and on a case-by-case basis.

(e)

Late Fees. Purchaser shall pay Romeo late fees accruing at the rate of one and one-half percent (1.5%) per month or the highest rate permitted under applicable law, whichever is lower, on any amounts that are not paid when due hereunder.

(f)

Taxes. Purchaser shall pay any sales, use, excise or other tax, duty or assessment arising out of or in connection with this Agreement or the performance hereof, other than taxes based solely on Romeo’s net income.

6.	Compliance.
(a)

Authorized Purchaser Products. Romeo hereby grants Purchaser the nonexclusive right and license under the patents and other intellectual property rights held of controlled by Romeo to incorporate the Product into, and use the Product to power, only Authorized Purchaser Products. No right or license is granted to incorporate the Product into any other vehicle, machine, device or other product. Purchaser shall not incorporate any Product into, or use any Product to power, any vehicle, machine, device or other product other than the applicable Purchaser Authorized Product. Purchaser shall ensure that no reseller or other Person that purchases or otherwise obtains any Product from Purchaser incorporates any Product into, or uses any Product to power, any vehicle, machine, device or other product other than the applicable Purchaser Authorized Product.

(b)

Compliance with Law. Purchaser shall ensure that its use, sale or other commercialization of Product shall comply in all respects with applicable law and regulation, including, without limitation, laws or regulations relating to the export of Products.

7.	Intellectual Property. As between Romeo and Purchaser, Romeo does and shall own all patents and other intellectual property rights in or relating to the Products.
8.

Term. The initial term of this Agreement shall commence upon the date hereof and shall continue through December 31, 2024 (the “Initial Term”). This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”) unless either party notifies the other in writing that this Agreement shall not renew at least one hundred eighty (180) days before the end of the Initial Term or the then current Renewal Term, as the case may be. [*] The rights, obligations and duties of the Parties shall survive any termination of this Agreement with respect to any PO submitted by Purchaser and accepted by Romeo during the Term. Further, Sections 5(c), 5(d), 5(e), 5(f), 6, 7, 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive any termination of this Agreement and remain fully effective and enforceable thereafter.

9.	Warranties.
(a)	By Romeo. Romeo shall provide Purchaser the warranty with respect to the Products set forth on Exhibit D, subject to all of the terms, conditions and restrictions set forth therein.
(b)	By Customer. Customer warrants that its use of all Products shall comply with all applicable laws and regulation and shall satisfy all of the conditions to the warranty provided in Exhibit D.
(c)

Disclaimer. Except as expressly provided in this Section 9, Romeo neither makes nor provides any warranty hereunder, and Purchaser’s use or other commercialization of any Product shall be at Purchaser’s sole risk. Without limiting the foregoing, Romeo expressly disclaims any implied warranties, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose and non-infringement.

10.

Powered By Credit. Purchaser shall credit Romeo as the manufacturer of the battery products used in its products in accordance with Exhibit E. If Exhibit E is blank as of the date hereof, Romeo may at any time during the Term add a new Exhibit E with Purchaser’s consent, not to be unreasonably withheld, delayed or conditioned.

11.	Indemnification.
(a)

General. Each Party (the “Indemnifying Party”) shall (i) defend the other Party, its Affiliates and their respective employees, officers, directors, representatives and agents (the “Indemnified Parties”) against any claim asserted or threatened by any third party that is based on any allegation of a fact, thing, circumstance or condition that would, if confirmed, constitute a breach by the Indemnifying Party of this Agreement or the gross negligence, willfulness or intentional misconduct of the Indemnifying Party or any Affiliate thereof (a “Claim”) and (ii) pay any settlement of or final judgment awarded for any Claim; provided in each case that the applicable Indemnified Parties promptly notify the Indemnifying Party in writing of the Claim, tender sole control of the defense and settlement thereof to the Indemnifying Party, and reasonably cooperate in such defense. Notwithstanding the foregoing, the Indemnifying Party shall not settle any Claim without the Indemnified Party’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

(b)

Intellectual Property Infringement. Romeo shall (i) defend Purchaser, its Affiliates and their respective employees, officers, directors, representatives and agents (the “IP Indemnified Parties”) against any claim asserted or threatened by any third party that any Product infringes any United States patent or other Intellectual Property Right arising under the laws of the United States (an “IP Claim”) and (ii) pay any settlement of or final judgment awarded for any IP Claim; provided in each case that the applicable IP Indemnified Parties promptly notify Romeo in writing of the IP Claim, tender sole control of the defense and settlement thereof to Romeo, and reasonably cooperate in such defense. Notwithstanding any other provision hereof, Romeo may cancel any PO for any Products that are subject to any IP Claim. Further, Purchaser shall reasonably cooperate with Romeo’s efforts to address, settle or mitigate the damages, potential damages or other actual or potential liability associated with any IP Claim, including, without limitation, by making or allowing Romeo to make, at Romeo’s expense, any changes to any Products subject to such Claim or to the use thereof, or by accepting any restrictions regarding the use or other commercialization of any such Products, as reasonably requested by Romeo.

12.

Safety Risks; Recalls. In the event that an unacceptable risk to property or human safety from the use of any Product is identified or brought to the attention of either Party (each a “Risk Event”), such Party will so inform the other Party in writing. Romeo may take necessary or appropriate measures, as determined by Romeo in its sole discretion, to address any Risk Event, including, without limitation, recall of Product that is identified as presenting an unacceptable risk to property or human safety. Furthermore, Romeo may, in its sole discretion, notify competent authorities, agencies, and other notified bodies (“Agencies”) of Risk Events. Purchaser shall cooperate with Romeo and any Agency in any response to any Risk Event. Purchaser shall promptly provide Romeo notice and copies of any communications received by Purchaser or any Affiliate thereof from any Agency. Except for Risk Events or other issues caused by or attributable to any Purchaser Authorized Product or the use thereof or Purchaser’s breach of this Agreement, negligence or misconduct, Romeo shall be responsible for all costs, expenses, fees, damages, and liability incurred in connection with addressing or resolving any Risk Event. Purchaser shall be responsible for all costs, expenses, fees, damages, and liability incurred by Romeo in connection with addressing or resolving any Risk Event caused by or attributable to any Purchaser Authorized Product or the use thereof or Purchaser’s breach of this Agreement, negligence or misconduct.

13.	Confidentiality.
(a)	Definitions.
(i)

“Confidential Information” means the trade secret or other confidential information of a Party that is or has been disclosed to the other Party, orally or in writing, including, without limitation, any such information of which the Party receiving the disclosure may obtain knowledge through or as a result of the relationship with the disclosing Party, access to the disclosing Party’s premises, or communication with the disclosing Party’s employees or independent contractors, including any such information that is designated as confidential at the time of disclosure or that should, under the circumstances, be understood to be confidential by the Parties.

(ii)

For all purposes of this Agreement, (i) Romeo will be referred to as “Discloser” with respect to its Confidential Information and “Recipient” with respect to Confidential Information of Purchaser, and (ii) Purchaser will be referred to as “Discloser” with respect to its Confidential Information and “Recipient” with respect to Confidential Information of Romeo.

(iii)

Notwithstanding any other provision hereof, Confidential Information shall not include information that Recipient shows (i) is now or later becomes generally known to the trade (other than as a result of a breach of this Agreement), (ii) is independently developed by Recipient without reference to any information supplied by Discloser; or (iii) Recipient lawfully obtains from any third party without restriction on use or disclosure.

(b)

No Unauthorized Use or Disclosure. Recipient agrees not to use any of the Confidential Information of Discloser for any purpose at any time, other than for the purpose of exercising its rights and performing its obligations under this Agreement (the “Purpose”). Recipient shall at all times hold in confidence and not disclose or reveal to any Person any such Confidential Information without the clear and express prior written consent of a duly authorized representative of Discloser. Recipient shall at all times protect the confidentiality of such Confidential Information using at least such care as Recipient uses to protect its own confidential and proprietary information of like importance, but in no event less care than a prudent business person would employ under similar circumstances. Notwithstanding the foregoing, Recipient may disclose Confidential Information to the extent reasonably required in connection with the Purpose, provided that any such disclosure is made (i) solely with and subject to Discloser’s prior written consent, not to be unreasonably withheld, delayed or conditioned, and (ii) subject to written obligations of confidentiality that are at least as protective of the Confidential Agreement as this Agreement.

(c)

Subpoena. If Recipient is served with a subpoena or similar order, interrogatories, requests for information or documents, civil investigative demand or other order or process which seeks to compel the production of Confidential Information, Recipient shall, to the extent permitted under applicable law, promptly notify Discloser in writing thereof. The Parties shall then cooperate with one another for the purpose of obtaining such relief as will protect the Confidential Information. Should either Party file any timely motion for a protective order or similar motion with respect to the Confidential Information, Recipient shall not comply with such subpoena or similar order, interrogatories, requests for information or documents, civil investigative demand or other order or process until after such time as the court rules on such motion. Recipient shall protect the Confidential Information to the maximum extent possible consistent with such ruling.

(d)

For avoidance of doubt, this Section 13 supersedes any confidentiality agreement between the Parties entered into before the date hereof solely with respect to the Parties’ respective obligations regarding Confidential Information that is used to exercise rights or perform obligations under this Agreement. This Agreement shall not be deemed to supersede any pre-existing obligations with respect to any other information.

14.	Limitation of Liability.
(a)

Neither Romeo nor its Affiliates nor its or its Affiliates’ licensors, suppliers or service providers nor any of their respective officers, directors, owners, employees, agents, suppliers or representatives (collectively, the “Romeo Parties”) will be liable for any special, incidental, consequential or exemplary damages, including, but not limited to, damages for loss of use or lost profits, arising out of or in connection with (i) the Products or their use, (ii) any maintenance, support or other services that relate in any way to the Products or their use, or (iii) this Agreement, even if Romeo or any other Romeo Party has been advised of the possibility of such damages.

(b)

In no event will the aggregate liability of the Romeo Parties for any claims relating to the Product or its use, to any maintenance, support or other services that relate in any way to the Products or their use, or to this Agreement, whether sounding in contract, tort or any other theory of liability, exceed, in the aggregate for all claims, the aggregate payments that Romeo receives from Purchaser under this Agreement.

15.	Insurance.
(a)

Purchaser shall obtain and maintain, throughout the Term, Commercial General Liability insurance satisfactory to Romeo using the Insurance Service Office (ISO) policy form CG 00 01 04 13 or such form as provides equivalent coverage, (with no exclusion for terrorism). Such policy shall have minimum limits of $1,000,000 per occurrence, $2,000,000 products/completed operations aggregate and $2,000,000 aggregate including Broad Form Property Damage, Premises and Operations coverage, Products and

Completed Operations coverage, advertising injury, Personal Injury coverage, and Blanket Contractual Liability coverage.

(b)	The Commercial General Liability Policy shall be further endorsed to provide, to the fullest extent permitted by law:
o	additional insured coverage to Romeo;
o

that coverage available to the additional insureds shall apply on a primary and non-contributing basis as respects any other insurance, deductibles, or self-insurance available to the additional insureds;

o	a waiver of subrogation in favor of Romeo; and
o	that defense costs shall be in addition to and not erode the limits of liability.

(c)

Purchaser shall obtain and maintain, throughout the Term, Commercial Automobile Liability covering all owned, non-owned, and hired vehicles - $1,000,000 combined single limit of liability for bodily injury or death and property damage, including loss of use thereof. Such policy or policies of automobile liability insurance shall be written on an "occurrence" (as opposed to a "claims made") basis. The Commercial Auto Liability Policy shall be further endorsed to:

o	include Romeo as additional insured on a primary and non-contributing basis; and
o	include a waiver of subrogation in favor of Romeo.

(d)

Purchaser shall obtain and maintain, throughout the Term, Workers' Compensation and Employers Liability complying with the applicable statutory requirements and Employers Liability insurance with limits of $1,000,000 bodily injury by accident (each accident); $1,000,000 bodily injury by disease (policy limit); and $1,000,000 bodily injury by disease (each employee). Policy shall include a waiver of subrogation in favor of Romeo.

(e)

Purchaser shall obtain and maintain, throughout the Term, Umbrella/Excess Liability in excess of and follow form to the General Liability, Auto Liability and Employers Liability policies required here within in an amount not less than $10,000,000 each occurrence and in the aggregate.

(f)

Purchaser shall obtain and maintain, throughout the Term and for an extended reporting period of not less than 3 years after, Professional/Technology Liability, Media Liability and Network Security/Privacy (cyber) Liability insurance covering acts, errors, omissions, breach of contract, and violation of any consumer protection laws arising out of Purchaser’s operations or services with a limit of $5,000,000 per claim and in the aggregate. Such coverage shall include but not be limited to, third party and first party coverage for loss or disclosure of any data, including personally identifiable information and payment card information, network security failure, violation of any consumer protection laws, unauthorized access and/or use or other intrusions, infringement of any intellectual property rights (except patent), unintentional breach of contract, negligence or breach of duty to use reasonable care, breach of any duty of confidentiality, invasion of privacy, or violations of any other legal protections for personal information, defamation, libel, slander, commercial disparagement, negligent transmission of computer virus, or use of computer networks in connection with denial of service attacks. Such coverage shall include contractual privacy coverage for data breach response and crisis management costs that would be incurred by Purchaser on behalf of Romeo in the event of a data breach including legal and forensic expenses, notification costs, credit monitoring costs, and costs to operate a call center.

(g)

All insurance required by this Section 15 shall be in such form and with such companies as shall be reasonably satisfactory to Romeo, provided that such company shall have a minimum A.M. Best rating of A- Class IX. All insurance required under Section 15 shall name Romeo as an additional insured. Policies of insurance (to the extent applicable) shall (i) provide that the insurance company will have no right of subrogation against Romeo or any of their respective affiliated or subsidiary companies or the agents or employees thereof and (ii) provide that the proceeds thereof in the event of loss or damage shall, to the extent payable to Romeo, be payable notwithstanding any act of negligence or breach of warranty by Romeo which might otherwise result in the forfeiture or nonpayment of such insurance proceeds. All coverage limits and deductible amounts set forth in this Agreement shall be reviewed by the parties from time to time for the purpose of determining the coverage limits and deductible amounts then appropriate for industries similar in type and for the nature of the business being conducted. The parties shall cooperate reasonably to arrive at an agreement on such matters.

(h)

For the purpose of ensuring compliance with the provisions of this Section 15, Purchaser shall furnish to Romeo certificates of all insurance and renewals as required to be maintained pursuant to this Section 15 including all endorsements. All such certificates shall specify that the policies to which they relate cannot be canceled, modified or non-renewed on less than thirty (30) days prior written notice to Romeo or ten (10) days for non-payment and at least ten (10) days prior to their respective expiration dates.

(i)

Romeo does not in any way represent, warrant or advise that the insurance or the limits of insurance specified herein are sufficient or adequate to protect Purchaser’s interests or cover all of Purchaser’s liabilities.

16.	Force Majeure.
(a)

Romeo shall not be liable hereunder for any failure or delay in the performance of its obligations hereunder to the extent resulting from any acts of God, fire, explosion, accident, strike, lock-out, civil disorder, terrorist attacks, civil or military authority or any other event or cause beyond Romeo’s reasonable control (each an "Event"). To the extent reasonably practicable, Romeo shall promptly give notice to Purchaser of the occurrence of any Event and shall describe such Event in reasonable detail, including, to the extent possible, the expected duration of the Event and its anticipated impact on Romeo’s performance of its obligations under this Agreement.

(b)

Each Party acknowledges that, in entering into this Agreement, it has taken into consideration the current and anticipated future effect of the COVID-19 pandemic (the “Pandemic”) on its business.  In particular, Romeo has taken the Pandemic into account in connection with production planning for purposes of meeting Purchaser’s demand for Products hereunder, and Purchaser has taken the Pandemic into account in its sales forecasts to manage its risk associated with the provisions of this Agreement relating to the Minimum Volume Commitment (the “Minimum Commitment Provisions”).  If the direct negative effects of the Pandemic on the business of either Party eventually become substantially greater than such Party reasonably anticipated on the date hereof because of such factors as a broad-based resurgence in infection or mortality rates, border closures, or extended periods of steep economic decline that are directly attributable to the Pandemic, such Party may so notify the other Party in writing.  Upon such notice, the Parties shall confer and endeavor in good faith to mutually agree on any amendments to the Minimum Commitment Provisions that are reasonably necessary and equitable in light of such unanticipated negative effects; provided that, for the avoidance of doubt, no provision that sets or adjusts prices based on sales volumes shall be amended.

17.	Miscellaneous.
(a)

Agreement. This Agreement constitutes the entire agreement between Romeo and Purchaser with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications relating to such subject matter. There being no expectations to the contrary between the Parties, no usage of trade or other regular practice or method of dealing between the Parties shall be used to modify, interpret, supplement or alter in any manner any express terms of this Agreement. Except as otherwise provided herein, this Agreement shall not be amended except by a writing executed by both Parties. No waiver of any provision of this Agreement or any rights or obligations of either Party hereunder shall be effective, except pursuant to a written instrument signed by the Party or Parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing. Purchaser shall not assign or otherwise transfer this Agreement or any rights hereunder, and any purported assignment or other transfer without Romeo’s prior written consent (which Romeo may grant or withhold in the exercise of its sole discretion) shall be null and void ab initio and of no force or effect.

(b)

Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the state of Colorado applicable to contracts entered into and fully performed in Colorado by residents thereof. Application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed. Any action or proceeding brought by either Party against the other arising out of or in connection with this Agreement or the breach or alleged breach hereof, the Product, or the use or commercialization of any Product shall be brought only in a state or federal court located in the state of Colorado, , and Purchaser hereby irrevocably submits and consents to the personal jurisdiction of and to venue in such courts for purposes of any such action or proceeding. Notwithstanding the foregoing, Romeo or any Affiliate thereof may bring any claim or action of any type to enforce, or otherwise address any infringement, misappropriation, misuse or other violation of, any patent, trade secret or other intellectual property right owned or controlled by Romeo or any Affiliate thereof in any court, agency or tribunal, anywhere in the world.

(c)

Severability. If all or part of any provision of this Agreement shall be deemed invalid or unenforceable under applicable law, such provision, or the invalid or unenforceable part thereof, shall be deemed stricken from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

(d)

No Joint Venture; No Third-Party Beneficiary. Nothing contained herein shall be deemed to create a joint venture or partnership or agency relationship between Romeo and Purchaser. Neither Party shall assume or create or have the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. Nothing in this Agreement shall be deemed to confer upon any Person other than the Parties and their respective assigns or other successors in interest a right of action either under this Agreement or in any manner whatsoever.

(e)

Press Releases; Confidentiality of Terms. If either Party wishes to issue a press release or otherwise publicly announce this Agreement, it shall first obtain the other Party’s written consent, not be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party shall hold in confidence and shall not disclose the terms of this Agreement, except that disclosure by a Party shall be permitted to its employees, lawyers, accountants and other advisors who reasonably require access to such terms and to actual or potential regulators, licensees, licensors, acquirors or other Persons with a reasonable interest in the disclosing Party's business arrangements, provided that any Person acquiring knowledge of such terms shall first agree in writing to maintain the confidentiality of such terms and to use his or her knowledge of such terms only for the purposes for which such terms are disclosed hereunder.

(f)

Failure of Essential Purpose. The Parties acknowledge and agree that the provisions hereof that limit liability, disclaim warranties, or exclude consequential damages or other damages or remedies are essential terms of this Agreement that are fundamental to the parties’ understanding regarding allocation of risk. Accordingly, such provisions shall be severable and independent of any other provisions and shall be enforced as such, regardless of any breach or other occurrence hereunder. Without limiting the generality of the foregoing, Purchaser agrees that all limitations of liability, disclaimers of warranties, and exclusions of consequential damages or other damages or remedies shall remain fully valid, effective and enforceable in accordance with their respective terms, even under circumstances that cause any exclusive remedy under this Agreement to fail of its essential purpose.

IN WITNESS WHEREOF, the Parties hereby enter into this Agreement as of the date hereof:

PURCHASER		ROMEO

By:	/s/ Tim Reeser	By:	/s/ Lionel Selwood, Jr.

Title:	CEO and Co-founder	Title:	President and GM

Print Name:	Tim Reeser	Print Name:	Lionel Selwood, Jr.

Exhibit A

Testing and Transition Plan

Success Criteria

Exhibit B

Product:

[*]

Minimum Volume Commitment (by calendar year):

Year	Volume
2020	[*] Product Units
2021	[*] Product Units
2022	[*] Product Units
2023	[*] Product Units
2024	[*] Product Units

Price Schedule

$[*]/kWh for any Product Units ordered in 2020, 2021 or 2022.  The price for Product Units ordered in 2023 will be reduced to $[*]/kWh if Purchaser purchases at least the Minimum Volume Commitment in each of 2020, 2021 and 2022.  Otherwise, the price shall remain $[*]/kWh throughout the Initial Term.

Exhibit C

Potential Purchaser Authorized Products:

Exhibit D

Product Warranty

Exhibit E

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